As filed with the Securities and Exchange Commission on November 19, 2002

                                                 Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            DOV PHARMACEUTICAL, INC.
             (Exact name of Registrant as Specified in Its Charter)

              Delaware                                   22-3374365
      (State of Incorporation)              (I.R.S. Employer Identification #)

                              433 Hackensack Avenue
                          Hackensack, New Jersey 07601
                                 (201) 968-0980
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

 DOV Pharmaceutical, Inc. Amended and Restated 2000 Stock Option and Grant Plan
                            (Full Title of the Plan)

                                 Arnold S. Lippa
                             Chief Executive Officer
                            DOV Pharmaceutical, Inc.
                              433 Hackensack Avenue
                          Hackensack, New Jersey 07601
                                 (201) 968-0980
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                           Joseph R. Siegelbaum, Esq.
                              Andrew F. Viles, P.C.
                               Goodwin Procter LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 813-8800

                                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                             Proposed Maximum           Proposed Maximum
  Title of Securities Being          Amount to be           Offering Price Per         Aggregate Offering           Amount of
          Registered                 Registered(1)               Share(2)                   Price(2)             Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value
      $0.0001 per share                3,322,850                 $4.545                     $15,102,353               $1,389.42
====================================================================================================================================

(1) This Registration Statement covers 3,322,850 shares of DOV Pharmaceutical, Inc.'s common stock, par value $0.0001 per share (the "Common Stock"), underlying options issued and issuable under the DOV Pharmaceutical, Inc. Amended and Restated 2000 Stock Option and Grant Plan (the "Plan"). In addition, pursuant to Rule 416, this Registration Statement includes such indeterminate number of shares as may be issued under the Plan in the event of a stock dividend, stock split, split-up, recapitalization forfeiture of stock or other similar event.

(2) This estimate is made purchase to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee. The registration fee is based upon the average of the high and low sales prices for a share of Common Stock on November 13, 2002, as reported on NASDAQ.

================================================================================

                                     PART I

Item 1.*    Plan Information

Item 2.*    Registrant Information and Employee Plan Annual Information

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the introductory Note to Part I of Form S-8.

                                     PART II

Item 3.     Incorporation of Certain Documents by Reference

      DOV Pharmaceutical, Inc. ("DOV" or "Registrant") hereby incorporates by reference in this registration statement the documents listed below, which have previously been filed by DOV with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      (a)   DOV's final Prospectus dated April 24, 2002;

      (b) DOV's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

      (c) DOV's Current Reports on Form 8-K filed on May 3, August 12 and October 16, 2002.

      In addition, all documents subsequently filed by DOV with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.     Interests of Named Expert and Counsel

      J. Robert Horton, Vice President & General Counsel of DOV, and whose legal opinion is attached as exhibit 5.1, holds options under the Plan covering 290,500 shares of Common Stock.

Item 6.     Indemnification of Directors and Officers

      DOV has entered into indemnification agreements with each of its directors. The form of indemnification agreement provides that DOV will indemnify its directors for expenses incurred as a result of their status as a director to the fullest extent permitted by Delaware law, its certificate of incorporation and its by-laws.

      DOV's certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breach of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty to DOV, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. DOV's by-laws provide that directors and officers shall be, and in the discretion of the board of directors, non-officer employees may be, indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of DOV. The by-laws also provide for the advancement of expenses to directors and, in the discretion of the board of directors, to officers and non-officer employees. In addition, the by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise.

      Whether DOV has directors' and officers' insurance is currently in dispute. In connection with the securities class action lawsuits commenced against DOV following its initial public offering, DOV's providers of primary and excess liability insurance for directors and officers, D&O, have asserted that the policy binders they issued in connection with the public offering are not effective because, among other reasons, the carriers claim that they never approved the documentation provided with policy application, including the final registration statement, and the carriers claim that such approval is a prerequisite to their policy's effectiveness.

      DOV strongly disagrees with their positions, has advised the carriers that DOV intends to hold them to their original binder terms as DOV vigorously pursues resolution of these matters, and has initiated arbitration against the primary D&O carrier. DOV has reached an agreement with the excess D&O carrier that for claims other than the securities class action lawsuits described above, the excess D&O policy will remain in place, effective for losses in excess of $10.3 million. If the arbitration award determines there is no primary D&O coverage, DOV will be responsible for losses, if any, up to $10.3 million, normally covered by such insurance for director and officer reimbursement. If DOV and its officers and directors are not covered by primary D&O insurance, DOV's ability to recruit and retain officers and directors may be adversely affected. However, DOV believes that the indemnification agreements, together with the limitation of liability and indemnification provisions of its certificate of incorporation and by-laws, will assist it in attracting and retaining qualified individuals to serve as its directors and officers.

      Insofar as indemnification for liability arising under the Securities Act may be provided to directors, officers or persons controlling DOV as described above, DOV has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation



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

or proceeding involving any of our directors, officers, employees or (except as may be required for reimbursement of underwriter counsel fees and expenses under DOV's underwriting agreement for the initial public offering) agents in which indemnification will be required or permitted.

Item 7.     Exemption from Registration Claimed

            There are no restricted securities being re-offered or resold pursuant to this registration statement.

Item 8.     Exhibits

      The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this registration statement.

      4.1 Fourth Amended and Restated Certificate of Incorporation of DOV Pharmaceutical, Inc. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on May 29, 2002 and incorporated herein by reference).

      4.2 Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of DOV Pharmaceutical, Inc. classifying and designating the Series E Junior Participating Cumulative Preferred Stock (filed as Exhibit 3.1 to the Registration Statement on Form 8-A filed on October 16, 2002 and incorporated herein by reference).

      4.3 Shareholder Rights Agreement, dated as of October 8, 2002 between DOV Pharmaceutical, Inc. and Continental Stock Transfer & Trust Co., as Rights Agent (filed as Exhibit 3.2 to the Registration Statement on Form 8-A filed on October 16, 2002 and incorporated herein by reference).

      4.4   Amended and Restated By-Laws of DOV Pharmaceutical Inc. (filed as
            Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on May 29, 2002 and incorporated herein by reference).

      5.1* Opinion of J. Robert Horton, Vice President & General Counsel of DOV Pharmaceutical, Inc., as to the legality of the securities being registered.

      23.1* Consent of PricewaterhouseCoopers, LLP.

      23.2* Consent of PricewaterhouseCoopers

      23.3 Consent of J. Robert Horton, Vice President & General Counsel of DOV Pharmaceutical, Inc. (contained in Exhibit 5.1 hereto).

      24.1  Power of attorney (included in the signature page hereto).

      99.1 DOV Pharmaceutical, Inc. Amended and Restated 2000 Stock Option and Grant Plan (filed as Exhibit 10.24 to the Registration Statement on Form S-1 (File No. 333-81484) and incorporated herein by reference).

----------

*     Filed herewith

Item 9. Undertakings

      (a)   Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement


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

      relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, DOV Pharmaceutical, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on this 19th day of November 2002.

                                             DOV PHARMACEUTICAL, INC.


                                             By: /s/ Arnold S. Lippa
                                                --------------------------------
                                                 Arnold S. Lippa
                                                 Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that we, the undersigned officers and directors of DOV Pharmaceutical, Inc., hereby severally constitute Arnold Lippa, Bernard Beer and Robert Horton and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable DOV Pharmaceutical, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements to the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by such attorneys, or any of them, to the registration statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                          Capacity                    Date
      ---------                          --------                    ----

/s/ Arnold S. Lippa         Director, Chief Executive Officer
------------------------    and Secretary
Arnold S. Lippa             (Principal Executive Officer)
                                                               November 19, 2002


/s/ Bernard Beer            Director and President
------------------------
Bernard Beer                                                   November 19, 2002


/s/ Barbara G. Duncan       Chief Financial Officer
------------------------    (Principal Financial and
Barbara G. Duncan           Accounting Officer)
                                                               November 19, 2002


/s/ Daniel S. Van Riper     Director
------------------------
Daniel S. Van Riper                                            November 19, 2002


                            Director
------------------------
Zola Horovitz                                                  November 19, 2002


/s/ Patrick Ashe            Director
------------------------
Patrick Ashe                                                   November 19, 2002

                                  EXHIBIT INDEX

Exhibit No.                           Description
-----------                           -----------

   4.1 Fourth Amended and Restated Certificate of Incorporation of DOV Pharmaceutical, Inc. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on May 29, 2002 and incorporated herein by reference).

   4.2 Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of DOV Pharmaceutical, Inc. classifying and designating the Series E Junior Participating Cumulative Preferred Stock (filed as Exhibit 3.1 to the Registration Statement on Form 8-A filed on October 16, 2002 and incorporated herein by reference).

   4.3 Shareholder Rights Agreement, dated as of October 8, 2002 between DOV Pharmaceutical, Inc. and Continental Stock Transfer & Trust Co., as Rights Agent (filed as Exhibit 3.2 to the Registration Statement on Form 8-A filed on October 16, 2002 and incorporated herein by reference).

   4.4      Amended and Restated By-Laws of DOV Pharmaceutical Inc. (filed as
            Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on May 29, 2002 and incorporated herein by reference).

   5.1* Opinion of J.Robert Horton, Vice President & General Counsel of DOV Pharmaceutical Inc., as to the legality of the securities being registered.

   23.1*    Consent of PricewaterhouseCoopers LLP.

   23.2*    Consent of PricewaterhouseCoopers

   23.3 Consent of J. Robert Horton, Vice President & General Counsel of DOV Pharmaceutical, Inc. (contained in Exhibit 5.1 hereto).

   24.1     Power of attorney (included in the signature page hereto).

   99.1 DOV Pharmaceutical, Inc. Amended and Restated 2000 Stock Option and Grant Plan (filed as Exhibit 10.24 to the Registration Statement on Form S-1 (File No. 333-81484) and incorporated herein by reference).

----------
*     Filed herewith


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